Exhibit 99.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 31, 2012, between WARNER CHILCOTT PHARMACEUTICALS S.à r.l., (the “Company”), and Marinus Johannes van Zoonen (“Executive”).

RECITALS

WHEREAS, Executive and the Company desire to enter into this Agreement, which Agreement will set forth the terms and conditions upon which Executive will serve as the President, Europe/International and Marketing of the Company’s ultimate parent company, Warner Chilcott plc, an Irish public limited company, or any successor thereto (“Warner Chilcott”), and as a director of the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Employment.

(a)           Executive shall continue to be employed by the Company and serve as a director of the Company and as President, Europe/International and Marketing of Warner Chilcott.  During the Employment Period, Executive shall have authority, duties and responsibilities as are commensurate with Executive’s position.  Executive agrees to render full-time services under this Agreement in performing such duties and responsibilities.

(b)           Executive may from time to time be required to perform duties commensurate with Executive’s position on behalf of any of Warner Chilcott or any of its direct or indirect subsidiaries (collectively, the “Group Companies”) in addition to the duties described in Section 1(a), and Executive may be appointed an officer or officers of the Company, or of one or more other Group Companies in addition to his titles described in Section 1(a).  Such duties shall be performed, and appointments accepted, by Executive without additional compensation or remuneration.

(c)           Executive accepts such continued employment and agrees to continue to render the services described above to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.  It shall not be a violation of this Agreement for Executive to serve on civic or charitable boards or committees so long as such activities do not significantly interfere with Executive’s commitment to work in accordance with this Agreement.  With the prior written consent of Warner Chilcott’s Board of Directors (the “Board”), which consent shall not be unreasonably refused or delayed, and so long as such activities do not significantly interfere with Executive’s commitment to work in accordance with this Agreement, Executive may serve on corporate boards or committees.

2.            Term of Employment.  Executive’s employment by the Company shall continue from the date of this Agreement unless terminated or Executive is given notice of termination as hereinafter provided pursuant to Section 4 (the “Employment Period”).  Executive may terminate his employment during the Employment Period with twelve months written notice to the Company.  If the Company terminates Executive’s employment without Cause (as defined below), Executive shall be entitled to the severance payments provided in Section 4(d) hereof.

3.            Base Salary and Benefits.

(a)           Base Salary.  Commencing as of January 1, 2012 and thereafter during the Employment Period, Executive’s base salary shall be CHF 542,372 per annum (as adjusted from time to time, the “Base Salary”).  The Base Salary may be adjusted from time to time as set forth in Section 3(e).  The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding.

(b)           Business Expenses.  The Company shall reimburse Executive for all reasonable expenses incurred by him during the Employment Period in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses.

(c)           Employee Benefits.  Except as specifically set forth herein, Executive shall be entitled to participate, on a basis comparable to other key executives of Warner Chilcott, in any incentive compensation plan or program of Warner Chilcott for which key executives of Warner Chilcott are or shall become eligible, including without limitation, share plans and cash incentive plans, subject to the approval of the Compensation Committee of the Board (or, if there is no such committee, subject to the approval of the Board), and the terms and conditions of such plans and programs.

(d)           Annual Bonus.  Executive shall be eligible during the Employment Period commencing with the year ended December 31, 2012 to receive an annual cash bonus (the “Cash Bonus”) in such amount, if any, as is determined in the sole discretion of the Board.  Such bonus shall be provided on such terms and in such amounts, if any, as the Board may deem appropriate in its sole discretion.

(e)           Annual Review of Base Salary and Cash Bonus.  The Compensation Committee of the Board shall review each year (including 2012)

the Base Salary and Executive’s target Cash Bonus in accordance with the compensation policies and practices of Warner Chilcott and/or the Company; provided that in no event shall Executive’s Base Salary be reduced below CHF 542,372 and in no event shall the Company, the Compensation Committee of the Board or the Board be obligated to increase the Base Salary.

(f)           Vacation.  Executive shall be entitled to vacation time with compensation of 20 days per annum during the Employment Period.  Executive shall also be entitled to all paid holidays given by Warner Chilcott to Company executives generally.

4.            Termination.

(a)           Death.  If Executive shall die during the Employment Period, Executive’s employment hereunder shall terminate effective as of the date of Executive’s death, except that Executive’s surviving spouse and dependents or, if none, his estate shall be entitled to receive (i) an amount equal to Executive’s then-current Base Salary for a period of 12 months, such payments to be payable during the 12-month period after Executive’s last day of active employment in equal monthly installments, plus (ii) all other amounts and benefits to which Executive is entitled, including without limitation, vacation pay and expense reimbursement amounts accrued to the effective date of termination and amounts and benefits owing under the terms of any benefit plan of any Group Company in which Executive participates (collectively, the “Accrued Rights”).  In addition, Executive’s surviving spouse and dependents shall be entitled to continued participation in the health and welfare plans in which Executive was participating immediately prior to such termination, to the extent, and in the manner, provided for pursuant to such health and welfare plans, at the Company’s expense, for a period of 12 months following such termination of employment; provided that if such benefits cannot be provided under the applicable plan, Executive’s surviving spouse or dependents shall receive the after-tax cash value thereof, in equal monthly installments during the 12 months following such termination of employment.

(b)           Disability.  At the sole discretion of the Board, Executive’s employment hereunder may be terminated by the Company if Executive is disabled (as defined below) and shall have been absent from his duties with the Company on a full-time basis for 180 consecutive days, and, within 30 days after written notice by the Company to do so, Executive shall not have returned to the performance of his duties hereunder on a full-time basis.  In the event of such termination, Executive shall be entitled to receive (i) the Accrued Rights and, (ii) commencing on the 60th day following Executive’s termination of employment (with respect to payments above the statutorily required amount, so long as Executive executes, delivers and does not revoke the Company’s standard form of release between the 31st and 60th days following the date of termination), an amount equal to (x) 200% of Executive’s Base Salary in effect as of the date Executive’s employment with the Company is terminated plus (y) 200% of the Cash Bonus paid (or payable in the event the full amount has not then been paid) to Executive with respect to the calendar year immediately preceding the year in which Executive’s employment with the Company terminated, payable in 24 equal monthly installments, except that an amount equal to the first two such installments shall be paid as a lump sum on the date payments commence in accordance with this Section 4(b)(ii) and the remainder shall be paid monthly beginning on the Company’s first regularly scheduled payroll payment date in the first calendar month following the month in which payments commenced.  As used herein, the term “disabled” shall (x) mean that Executive is unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of his position, or (y) have the meaning specified in any disability insurance policy maintained by the Company, whichever is more favorable to Executive.

(c)           By the Company for Cause.  The Company may, by notice to Executive, terminate Executive’s employment hereunder for Cause.  As used herein, “Cause” shall mean (i) the conviction of Executive of a felony (other than a violation of a motor vehicle or moving violation law) or conviction of a misdemeanor if such misdemeanor involves moral turpitude; or (ii) Executive’s voluntary engagement in conduct constituting larceny, embezzlement, conversion or any other act involving the misappropriation of any Group Company funds in the course of his employment; or (iii) Executive’s willful refusal (following written notice) to carry out specific directions of the Board or the board of directors or managing member, as applicable, of any other Group Company of which Executive is an officer, which directions shall be consistent with the provisions hereof; or (iv) Executive’s committing any act of gross negligence or intentional misconduct in the performance or non-performance of his duties hereunder; or (v) any material breach by Executive of any material provision of this Agreement.  For purposes of this Section 4(c), no act or failure to act on Executive’s part shall be considered to be reason for termination for Cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the Company.  Upon the termination of Executive’s employment for Cause, the Company shall pay to Executive (x) his Base Salary accrued through the effective date of termination, payable at the time such payment is otherwise due and payable hereunder, and (y) the Accrued Rights, and Executive shall not be entitled to any severance payments.

(d)           By the Company Without Cause.  Executive and the Company agree that the Company, in its absolute discretion, may terminate Executive’s employment hereunder without Cause; provided, however, that Executive shall continue to be employed by the Company for 12 months following Executive’s receipt of notice of such termination by the Company (the

“Garden Leave Period”), at the end of which time his employment will be terminated.  During the Garden Leave Period, the Company may require Executive to withdraw from his position and may prohibit him from entering the premises of the Company.

(i)           During the Garden Leave Period, Executive shall be entitled to continuation of his then-current Base Salary and 12 monthly installments each equal to one-twelfth of the Cash Bonus paid (or payable in the event the full amount has not yet been paid) to Executive with respect to the calendar year immediately preceding the year in which Executive received notice of termination of his employment with the Company, payable to Executive in accordance with the Company’s regular payroll schedule.

(ii)           Upon his termination of employment following the Garden Leave Period, Executive will be eligible for (A) the Accrued Rights and (B) commencing on the 60th day following Executive’s termination of employment (with respect to payments above the statutorily required amount, so long as Executive executes, delivers and does not revoke the Company’s standard form of release between the 31st and 60th days following the date of termination), an amount equal to (x) 100% of Executive’s Base Salary in effect as of the date Executive’s employment with the Company is terminated plus (y) 100% of the Cash Bonus paid (or payable in the event the full amount has not then been paid) to Executive with respect to the calendar year immediately preceding the year in which Executive received notice of termination of his employment with the Company, payable in 12 equal monthly installments, except that an amount equal to the first two such installments shall be paid as a lump sum on the date payments commence in accordance with this Section 4(d)(ii) and the remainder shall be paid monthly beginning on the Company’s first regularly scheduled payroll payment date in the first calendar month following the month in which payments commenced; provided, however, that if such termination occurs in connection with or within two years of a Change of Control, then such amounts shall be payable as a lump sum cash payment within 10 days after Executive’s termination.

(e)           Executive Resignation.  Executive’s employment may be terminated by Executive,

(i)           for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean (A) the assignment to Executive of duties materially inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(a) hereof, or any other action by the Company or Warner Chilcott which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or Warner Chilcott promptly after receipt of notice thereof given by Executive; (B) any failure by the Company to comply with any of the provisions of Section 3 hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; (C) any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement; or (D) any failure by the Company to obtain an express assumption of this Agreement by a successor as required pursuant to Section 15 hereof.  Upon any termination pursuant to this Section 4(e)(i), Executive shall be entitled to the payments specified in Section 4(b) paid in the manner set forth therein.

(ii)           by resignation or retirement other than for Good Reason.  If Executive resigns or retires other than for Good Reason, this Agreement shall terminate as of the effective date of Executive’s retirement or resignation and Executive shall be entitled solely to the payments and benefits set forth in Section 4(c).

(f)           Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or in any contract or agreement with the Company or any other Group Company at or subsequent to the date of termination of Executive’s employment for any reason shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

(g)           Notwithstanding anything to the contrary above in this Section 4 or elsewhere, (i) any amount payable by the Company under Sections 4(a)(i) and 4(b)(ii) shall be reduced by any amounts payable in connection with Executive’s death or termination due to disability under any Company plan or legally required payment (other than pension amounts or amounts paid by third-party or government insurance or benefit funds); and (ii) amounts payable under Section 4(d)(ii)(B) and under Section 4(e)(i), other than Accrued Rights, shall be reduced by any severance or redundancy payment or notice pay required to be paid under any Company plan or policy or any applicable laws, rules or regulations.

5.            Confidential Information.

(a)           Executive acknowledges and agrees that the information, observations and data obtained by him concerning any Group Company while employed by the Company or any other Group Company (“Confidential Information”) are the property of Warner Chilcott and/or the relevant Group Company (as appropriate).  Therefore, Executive agrees to keep secret and retain in the strictest confidence all Confidential Information, including without limitation, trade “know-how” secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects and other business affairs of any Group Company, learned by him prior to or after the date of this Agreement, and not to disclose them to anyone outside the Group Companies, either during or after his employment with the Company, except: (i) in the course of performing his duties hereunder; (ii) with Warner Chilcott’s express written consent; (iii) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions; or (iv) where required to be disclosed by court order, subpoena or other government process.  If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order or other governmental process, shall notify the Company, by personal delivery or fax (pursuant to Section 10 hereof), and, at the Company’s expense, shall take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other governmental process and permit any Group Company to intervene and participate with counsel of its own choice in any related proceeding.

(b)           Executive shall deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any other Group Company which he may then possess or have under his control.

6.            Inventions and Patents.  Executive acknowledges that all of his prior services on behalf of the business have been provided under his prior agreement and arrangement with the Company and/or its affiliates, or the predecessors of the Company and/or its affiliates, and his present and future services will be provided under this Agreement.  Accordingly, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patents, patent applications and all similar or related information (whether or not patentable) which relate to a Group Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company or any other Group Company (or any predecessor), and in performance of the duties of his employment (“Work Product”) belong to the applicable Group Company.  Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after his employment) to seek and obtain intellectual property protection on behalf of the applicable Group Company and establish and confirm the applicable Group Company’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.            Indemnification.  The Company will indemnify Executive and his legal representatives to the fullest extent permitted by applicable law and the existing organizational documents of the Company or any other applicable laws or the provisions of any other corporate document of the Company, and Executive shall be entitled to the protection of any insurance policies the Company may elect to obtain generally for the benefit of its directors and officers against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of him being or having been a director or officer of the Company or any other Group Company or actions taken purportedly on behalf of the Company or any other Group Company.  The Company shall advance to Executive the amount of his expenses incurred in connection with any proceeding relating to such service or function to the fullest extent legally permissible under applicable law.  The indemnification and expense reimbursement obligations of the Company in this Section 7 will continue as to Executive after he ceases to be an officer of the Company and shall inure to the benefit of his heirs, executors and administrators.  The Company shall not, without Executive’s written consent, cause or permit any amendment of the Company’s governing documents which would adversely affect Executive’s rights to indemnification and expense reimbursement thereunder.

8.            Non-Compete; Non-Solicitation.

(a)           Subject to Section 1(c) hereof, Executive covenants and agrees that, during the Employment Period, the Garden Leave Period and for the following periods after the termination of this Agreement, Executive shall not, except with the prior written consent of the Board, directly or indirectly, either alone or jointly with or on behalf of any person, firm, company or entity and whether on his own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever:

(i)           for the Applicable Period following termination, in the Relevant Territory (as defined in Section 8(b) below), and in competition with the Company or any of the Relevant Group Companies, engage, assist or be interested in any undertaking which provides services or products similar to those provided by the Company or any of the Relevant Group Companies;

(ii)           for the Applicable Period following termination, in the Relevant Territory, solicit or interfere with or endeavor to entice away from the Company or any of the Relevant Group Companies any Person who is a customer or Potential Customer of the Company or any of the Relevant Group Companies;

(iii)           for the Applicable Period following termination, in the Relevant Territory, be concerned with the supply of services or products to any Person which is a customer or Potential Customer of the Company or any of the Relevant Group Companies where such services or products are in competition with those services or products supplied by the Company or any of the Relevant Group Companies;

(iv)           for the Applicable Period following termination, offer to employ, or engage or solicit the employment or engagement of, any Person who immediately prior to the date of termination was an employee, contractor or director of the Company or any of the Relevant Group Companies (whether or not such Person would commit any breach of their contract of employment or engagement by reason of leaving the service of such company); or

(v)           represent himself as being in any way connected with or interested in the business of the Company or any of the Relevant Group Companies other than, if applicable, in his capacity as a shareholder of Warner Chilcott.

(b)           For the purposes of this Agreement:

(i)           “Applicable Period” means

(1)           24 months in the event of a termination of Executive’s employment hereunder pursuant to Section 4(b) hereof (termination as a result of disability of Executive) or Section 4(e)(i) hereof (termination by Executive resignation with Good Reason);

(2)           12 months in the event of a termination of Executive’s employment hereunder pursuant to Section 4(d) hereof (termination by Company without Cause);

(3)           6 months in the event of a termination of Executive’s employment hereunder pursuant to Section 4(e)(ii) hereof (Executive resignation or retirement other than for Good Reason); provided that such 6-month period shall be increased to a 12-month period if the Company elects, in its sole discretion, to pay Executive an amount equal to (x) 100% of Executive’s Base Salary in effect as of the date Executive’s employment with the Company is terminated plus (y) 100% of the Cash Bonus paid (or payable in the event the full amount has not then been paid) to Executive with respect to the calendar year immediately preceding the year in which

Executive’s employment with the Company terminated, such amount payable during the 12-month period after Executive’s last day of active employment in equal monthly installments; and

(4)           6 months in the event of a termination of Executive’s employment hereunder pursuant to Section 4(c) hereof (termination by Company for Cause).

(ii)           “Person” means an individual, partnership, limited liability company, corporation, trust or any other entity.

(iii)           “Potential Customer” means any Person from whom the Company or any of the Relevant Group Companies has actively solicited business during the 12-month period prior to Executive’s termination of employment; provided that in the event of a termination of Executive’s employment hereunder pursuant to Section 4(d) hereof, the 12-month period shall be extended to the 24-month period prior to Executive’s termination of employment.

(iv)           A “Relevant Group Company” means the Company, Warner Chilcott and all direct and indirect subsidiaries thereof and, if applicable, their predecessors in business.

(v)           “Relevant Territory” means the area constituting the market of the Company or any of the Relevant Group Companies for products and services with which Executive shall have been concerned during the term of his employment with any Group Company.

(c)           Nothing contained in Section 8(a) shall prohibit Executive from holding shares or securities of a company any of whose shares or securities are quoted or traded on any recognized investment or stock exchange; provided that any such holding shall not exceed three percent of the issued share capital of such company and is held passively by way of bona fide investment only.

(d)           If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive agrees that the restrictions contained in this Section 8 are reasonable.

(e)           In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 8, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting of any bond).

9.           Executive’s Representations.  Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; and (b) upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10.          Notices.  Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (whether by overnight courier or otherwise) with receipt acknowledged or sent by registered or certified mail or equivalent, if available, postage prepaid, or by fax (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such fax was sent), addressed to the parties at the following addresses or to such other address as such party shall hereafter specify by notice to the other:

Notices to Executive:	At the address for Executive on file with the Company at the time of the relevant notice

Notices to the Company:	Warner Chilcott Pharmaceuticals S.à r.l.
Avenue des Morgines 12
1213 Petit Lancy
Geneva, Switzerland
+41 22 879 1900 (Phone)
+41 22 879 1901 (Fax)

With a Copy to:

Warner Chilcott (US), LLC
Rockaway 80 Corporate Center
100 Enterprise Drive
Rockaway, NJ 07866
(973) 442-3200 (Phone)

(973) 442-3316 (Fax)
Attention: General Counsel

11.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction (except with respect to Section 8, for which Section 8(d) shall apply), such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.           Complete Agreement.  This Agreement constitutes the complete agreement and understanding among Executive, on the one hand, and the Relevant Group Companies, on the other hand, and supersedes and preempts any prior understandings, agreements or representations, by or among Executive, on the one hand, and the Relevant Group Companies, on the other hand, written or oral, whether in agreements, letters, memoranda, term sheets, presentations or otherwise, which may have related to the subject matter hereof in any way, including without limitation, that certain agreement between Executive and S.A. Norwich Eaton N.V., dated October 20, 1988, which Executive represents he has terminated as of the date hereof.

13.           No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.  The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16.           Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of Switzerland without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than Switzerland.

17.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

18.           Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the making, interpretation or the breach thereof, other than a claim solely for injunctive relief for any alleged breach of the provisions of Sections 5, 6 and/or 8 as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction, shall be settled by arbitration in New York City by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and any party to the arbitration may, if he or it elects, institute proceedings in any court having jurisdiction for the specific performance of any such award.  The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief.

19.           Legal Fees and Expenses.  The Company agrees to pay, as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which Executive may reasonably incur as a result of any contest brought in good faith (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986 of the United States, as amended.

20.           No Mitigation or Set-Off.  The provisions of this Agreement are not intended, nor shall they be construed, to require that Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as a result of his employment by another employer or otherwise.  Except as provided under Section 4(g), the Company’s obligations to make the payments to Executive required under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive.

21.           Tax Withholding.  The parties agree to treat all amounts paid to Executive hereunder as compensation for services.  Accordingly, the Company may withhold from any amount payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

22.           Certain Definitions.  The following terms, as used in this Agreement, have the following meanings:

(a)           “Change of Control” has the meaning ascribed to such term in the Management Shareholders Agreement.

(b)           “Management Shareholders Agreement” means that certain Management Shareholders Agreement dated as of March 28, 2005, as may have been amended from time to time, by and among Warner Chilcott, Warner Chilcott Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and the other parties thereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WARNER CHILCOTT PHARMACEUTICALS S.à r.l.

/s/ Maria Harris
Name: Maria Harris

Title: Managing Director

EXECUTIVE

/s/ Marinus Johannes van Zoonen
Marinus Johannes van Zoonen